Exhibit 10.15

October 1, 2022

Gene Johnston

3820 Blairwood Street

High Point, NC 27265.

E-Mail: gjohnston@llcpas.net

Re: Summary of Terms & Conditions (“Offer Letter”)

Dear Gene,

Pursuant to our recent discussions, we are very pleased to extend to you an offer of to join Mangoceuticals, Inc. (“Mangoceuticals” or the “Company”) as our Chief Financial Officer. Please find below an outline of the terms and conditions of your upcoming employment.

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Start Date: October 1, 2022

Term: 12 Months, full time basis

Reporting To: Jacob Cohen (Chairman and CEO) and the Company’s Board of Directors (the “Board”).

Compensation: 150,000 shares of Mangoceuticals, Inc. common stock., which shall be issued upon signing and shall vest over a 6 month period at the rate of 25,000 shares per month with the first 25,000 shares vesting November 1st, 2022.

Benefits: You will be eligible to participate in any future company sponsored benefit plans, including but not limited to, health insurance benefits, 401k, stock option or restricted stock grants, and other fringe benefits, once established and no earlier than the first of the month following 105 days of your start date.

Vacation/Paid Time Off: Mangoceuticals, Inc. does not have a formal policy for vacation/ PTO. As such, you will not accrue or accumulate paid time off; however, you will be permitted to take paid time off for vacation, sick days, and/or personal matters, subject to business needs and your manager’s approval.

Bonuses: You will be eligible to receive equity incentive grants or cash bonus awards as determined by the Company’s Board (or a committee of the Board) in their sole discretion.

Conditions: You will be required to execute certain documents as well as other new hire paperwork on your first day. Mangoceuticals, Inc. uses Bambee for Human Resources services, and we request that you activate and complete your account set up once you receive the activation email, as well as sign any policies assigned to you no later than your 3rd day from your Start Date. In accordance with federal law, you will be required to provide documentation verifying your eligibility to work in the United States within three (3) business days of your commencement. Please be prepared to provide original documents on your first day of work.

Scope, Role & Responsibilities:

You will be a key member of the management team, wherein your primary responsibility encompasses the following key roles and responsibilities:

●	Create, coordinate, and evaluate the financial programs and supporting information systems of the Company to include budgeting, tax planning, and conservation of assets.
●	Assist the Company by providing all information necessary in connection with the Company’s listing to the Nasdaq
●	Assist in the creation of investment related documentation (Private Placement Memorandums, Term Sheets, financial projections and pro-forma, etc.…) and present to prospective investors for both debt and equity financings.
●	Develop an organizational chart and layout for the Company for both the short- and long-term goals.
●	Assist in the hiring and development of key individuals across the Company
●	Direct financial audits and provide recommendations for procedural improvements.
●	Coordinate efforts with corporate counsel for all SEC related filings (Press Releases, 8k’s, 10Q’s and 10K’s) and other general legal documents and agreements.
●	Coordinate with the Company’s Transfer Agent for transfers and issuances of shares.
●	Approve and coordinate changes and improvements in automated financial and management information systems for the company.
●	Ensure compliance with local, state, and federal budgetary reporting requirements.
●	Coordinate the preparation of financial statements, financial reports, tax returns, special analyses, and information reports.
●	Develop and implement finance, accounting, billing, and auditing procedures.
●	Establish and maintain appropriate internal control safeguards.
●	Interact with other managers to provide consultative support to planning initiatives through financial and management information analyses, reports, and recommendations.
●	Ensure records systems are maintained in accordance with generally accepted auditing standards.
●	Develop and direct the implementation of strategic business and/or operational plans, projects, programs, and systems.
●	Review, analyze, and structure all potential M&A activity for the Company
●	Assist in obtaining the necessary licenses and insurance required to start a business.
●	Analyze cash flow, cost controls, and expenses to guide business leaders. Analyze financial statements to pinpoint potential weak areas.
●	Establish and implement short and long-range departmental goals, objectives, policies, and operating procedures.
●	Serve on planning and policy-making committees.
●	Represent the company externally to media, government agencies, funding agencies, and the general public.

Confidentiality:

All client information connected to Mangoceuticals are considered confidential and shall not be shared with others. You will also be required to complete and execute a separate Confidentiality and Non-Disclosure Agreement as part of this Offer Letter.

Again, we are excited to offer you the opportunity to join the Mangoceuticals, Inc. team. If you have any questions prior to your state date, please do not hesitate to contact me at jacob@mangorx.com.

Sincerely yours,

/s/ Jacob D. Cohen
Jacob D. Cohen
President and CEO

ACCEPTANCE

I have read and understand the offer described in this letter and consent and agree to all of the terms and conditions contained herein.

Agreed to and accepted this _1st day of October, 2022

/s/ Gene Johnston
Gene Johnston